Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Diamond, Inc.:

We consent to the use of our report dated March 15, 2011, with respect to the consolidated balance sheets of Black Diamond, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Salt Lake City, Utah
July 21, 2011